Exhibit 23(a)

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectuses of Ameriprise Financial, Inc., Ameriprise Capital Trust I, Ameriprise Capital Trust II, Ameriprise Capital Trust III, and Ameriprise Capital Trust IV, for the registration of an indeterminate amount of securities and to the incorporation by reference therein of our reports dated March 2, 2009, with respect to the consolidated financial statements and schedule of Ameriprise Financial, Inc. and the effectiveness of internal control over financial reporting of Ameriprise Financial, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2008, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Minneapolis, Minnesota

May 4, 2009